Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-182385 on Form S-8 and Registration Statement Nos. 333-180115 and 333-180116 on Form S-3 of Caesars Entertainment Corporation of our reports dated March 17, 2014, relating to the consolidated financial statements and consolidated financial statement schedules of Caesars Entertainment Corporation, which expresses an unqualified opinion on those consolidated financial statements and consolidated financial statement schedules and includes explanatory paragraphs regarding (i) the Company’s highly leveraged condition, its significant cash interest requirements, and its requirement to maintain compliance with certain debt covenants as discussed in Notes 1 and 9 in the notes to consolidated financial statements and (ii) the Company’s election to change its method of accounting for its defined benefit pension plan and to change its annual goodwill impairment testing date; and the effectiveness of Caesars Entertainment Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 17, 2014